                       CONTRIBUTION AND EXCHANGE AGREEMENT


                                      AMONG


                       I-TRAX.COM, INC. AND I-TRAX, INC.,


                                ON THE ONE HAND,


                                       AND


                        Stuart Ditchek, A. David Fishman,


                         Granton Marketing Nederland BV


                           AND ISUMMIT PARTNERS, LLC,


                                ON THE OTHER HAND





                               SEPTEMBER 22, 2000

                                TABLE OF CONTENTS

1.       Definitions..............................................................................................1
2.       Tax Treatment of the Transaction Contemplated by the Agreement...........................................7
   (a)   Compliance with the Code and Treasury Regulations........................................................7
   (b)   Federal Income Tax Treatment of Members..................................................................7
   (c)   Federal Income Tax Treatment of the I-trax Stockholders..................................................7
   (d)   Federal Income Tax Treatment of the Holding Company......................................................7
   (e)   Obligations of the Holding Company.......................................................................8
3.       Contribution and Exchange of Shares......................................................................8
   (a)   Basic Transaction........................................................................................8
   (b)   Consideration............................................................................................8
   (c)   The Closing..............................................................................................8
   (d)   Deliveries at the Closing................................................................................8
   (e)   Forfeiture of Forfeitable Shares.........................................................................9
   (f)   Escrowed Shares..........................................................................................9
4.       Representations and Warranties of the Members............................................................9
   (a)   Organization of Certain Members..........................................................................9
   (b)   Authorization of Transaction............................................................................10
   (c)   Noncontravention........................................................................................10
   (d)   Brokers' Fees...........................................................................................10
   (e)   Investment..............................................................................................10
   (f)   MyFamilyMD Interests....................................................................................10
   (g)   Liabilities/Assets......................................................................................11
   (h)   Registration Statement, Etc.............................................................................11
5.       Representations and Warranties of I-trax and the Holding Company........................................11
   (a)   Organization............................................................................................11
   (b)   Authorization of Transaction............................................................................12
   (c)   Capitalization..........................................................................................12
   (d)   Filings with the SEC....................................................................................13
   (e)   Noncontravention........................................................................................13
   (f)   Brokers' Fees...........................................................................................13
   (g)   Investment..............................................................................................13
   (h)   Tax Matters.............................................................................................13
   (i)   Absence of Certain Changes or Events....................................................................14
   (j)   Registration Statement, Etc.............................................................................15
6.       Representations and Warranties Concerning MyFamilyMD and Its Subsidiaries...............................15
   (a)   Organization, Qualification, and Corporate Power........................................................15
   (b)   Capitalization..........................................................................................16
   (c)   Noncontravention........................................................................................16
   (d)   Brokers' Fees...........................................................................................16
   (e)   Title to Assets.........................................................................................16
   (f)   Subsidiaries............................................................................................17
   (g)   Financial Statements....................................................................................17
   (h)   Events Subsequent to Most Recent Audited Period.........................................................17
   (i)   Undisclosed Liabilities.................................................................................19


   (j)   Legal Compliance........................................................................................19
   (k)   Tax Matters.............................................................................................20
   (l)   Real Property...........................................................................................21
   (m)   Intellectual Property...................................................................................21
   (n)   Tangible Assets.........................................................................................22
   (o)   Contracts...............................................................................................22
   (p)   Notes and Accounts Receivable...........................................................................23
   (q)   Insurance...............................................................................................24
   (r)   Litigation..............................................................................................24
   (s)   Employees...............................................................................................24
   (t)   Employee Benefits.......................................................................................25
   (u)   Guaranties..............................................................................................25
   (v)   Environmental, Health, and Safety Matters...............................................................25
   (w)   Certain Business Relationships with MyFamilyMD and Its Subsidiaries.....................................26
   (x)   Disclosure..............................................................................................26
   (y)   Status of Officers and Directors........................................................................26
   (z)   Year 2000 Compliance....................................................................................26
7.       Pre-Closing Covenants...................................................................................26
   (a)   General.................................................................................................26
   (b)   Notices and Consents....................................................................................26
   (c)   Operation of Business...................................................................................27
   (d)   Preservation of Business................................................................................27
   (e)   Full Access.............................................................................................27
   (f)   Notice of Developments..................................................................................27
   (g)   Exclusivity.............................................................................................27
   (h)   Registration Statement..................................................................................28
8.       Post-Closing Covenants..................................................................................28
   (a)   General.................................................................................................28
   (b)   Litigation Support......................................................................................28
   (c)   Transition..............................................................................................29
   (d)   Confidentiality.........................................................................................29
   (e)   Covenant Not to Compete.................................................................................29
   (f)   Consideration Shares....................................................................................30
   (g)   Technology Development..................................................................................30
9.       Conditions to Obligation to Close.......................................................................31
   (a)   Conditions to Obligation of I-trax and the Holding Company..............................................31
   (b)   Conditions to Obligation of the Members.................................................................32
10.      Remedies for Breaches of This Agreement.................................................................33
   (a)   Survival of Representations and Warranties..............................................................33
   (b)   Indemnification Provisions for Benefit of I-trax and the Holding Company................................34
   (c)   Indemnification Provisions for Benefit of the Members...................................................35
   (d)   Matters Involving Third Parties.........................................................................35
   (e)   Determination of Adverse Consequences...................................................................36
   (f)   Escrowed Shares.........................................................................................36
   (g)   Other Indemnification Provisions........................................................................37
   (h)   Baskets.................................................................................................37

11.      Tax Matters.............................................................................................38
   (a)   Tax Returns.............................................................................................38
   (b)   Cooperation on Tax Matters..............................................................................38
   (c)   Tax Sharing Agreements..................................................................................39
   (d)   Certain Taxes...........................................................................................39
12.      Termination.............................................................................................39
   (a)   Termination of Agreement................................................................................39
   (b)   Effect of Termination...................................................................................40
13.      Miscellaneous...........................................................................................40
   (a)   Nature of Certain Obligations...........................................................................40
   (b)   Press Releases and Public Announcements.................................................................41
   (c)   No Third-Party Beneficiaries............................................................................41
   (d)   Entire Agreement........................................................................................41
   (e)   Succession and Assignment...............................................................................41
   (f)   Counterparts............................................................................................41
   (g)   Headings................................................................................................41
   (h)   Notices.................................................................................................41
   (i)   Governing Law...........................................................................................42
   (j)   Amendments and Waivers..................................................................................43
   (k)   Severability............................................................................................43
   (l)   Expenses................................................................................................43
   (m)   Construction............................................................................................43
   (n)   Incorporation of Exhibits, Annexes, and Schedules.......................................................43
   (o)   Specific Performance....................................................................................43
   (p)   Submission to Jurisdiction..............................................................................44


Exhibit A             --       Form of Holding Company Merger Agreement
Exhibit B             --       Form of Assignments of Membership Interest
Exhibit C             --       Form of Escrow Agreement
Exhibit D             --       Form of Employment Agreement between the Holding Company and Shikha M. Sethi
Exhibit E             --       Form of Opinion of Counsel to the Members
Exhibit F             --       Form of Opinion of Counsel to I-trax and the Holding Company
Exhibit G             --       Form of Registration Rights Agreement

Annex I               --       Exceptions to the Members' Representations and Warranties Concerning the
                               Transaction
Annex II              --       Exceptions to Representations and Warranties Concerning I-trax and the Holding
                               Company
Disclosure Schedule   --       Exceptions to Representations and Warranties Concerning MyFamilyMD and Its
                               Subsidiaries


                       CONTRIBUTION AND EXCHANGE AGREEMENT


         Agreement entered into as of September 22, 2000, by and among I-Trax.com, Inc., a Delaware corporation ("I-trax"), I-trax, Inc., a wholly owned subsidiary of I-trax (the "Holding Company"), on the one hand, and Stuart Ditchek, A. David Fishman, and Granton Marketing Nederland BV (collectively, the "Members"), and iSummit Partners, LLC, a New York limited liability company (d/b/a MyFamilyMD) ("MyFamilyMD"), on the other hand. I-trax, the Holding Company, the Members and MyFamilyMD are referred to collectively herein as the "Parties." The Members in the aggregate own all of the outstanding membership interests of MyFamilyMD (the "Interests").

         This Agreement contemplates that, immediately prior to the Closing hereunder, I-trax will merge with a wholly owned subsidiary of the Holding Company, pursuant to which I-trax will be the surviving corporation and the Holding Company will become the sole stockholder of I-trax, and each issued and outstanding share of common stock, par value $0.001 per share, of I-trax will be converted into one share of common stock, par value $0.001 per share, of the Holding Company, all in accordance with the Holding Company Merger Agreement (the "Merger Agreement") in the form attached hereto as Exhibit A (the "Merger"). This Agreement also contemplates that immediately following the Merger, the Members will, subject to the satisfaction of the conditions as are set forth herein, exchange all of the outstanding MyFamilyMD Interests for Shares of the Holding Company. It is the intent of the Parties hereto that the Merger and the exchange of MyFamilyMD Interests will be treated as contributions to the Holding Company that qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

         1. Definitions.
            ------------

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AMEX" means the American Stock Exchange.

         "Assignment of Membership Interests" means the assignment of each Member's Interests substantially in the form attached hereto as Exhibit B.

         "Authority" means any federal, state, local or foreign, court, governmental bureau, commission, board, agency or instrumentality.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" has the meaning set forth in Section 8(e)(i) below.

         "Closing" has the meaning set forth in Section 3(c) below.

         "Closing Price" means, (i) if the principal trading market for the Shares is a national securities exchange or the NYSE, AMEX, the Nasdaq National Market or the Nasdaq SmallCap Market, the last reported sale price thereof on the relevant date, or (ii) if Shares are not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Shares on the relevant date, as reported by the OTC Bulletin Board.

         "Closing Date" has the meaning set forth in Section 3(c) below.

         "Code" has the meaning set forth in the preface above.

         "Common Stock" has the meaning set forth in 5(c)(i) below.

         "Company Group" shall have the meaning set forth in Section 6(t) below.

         "Confidential Information" means any information concerning the businesses and affairs of MyFamilyMD and its Subsidiaries that is not already generally available to the public.

         "Consideration Shares" has the meaning set forth in Section 3(b) below.

         "Consumer Revenues" means the revenues of I-trax, measured in accordance with GAAP, arising from (i) sales of subscriptions to MyFamilyMD's products, including MedWizards, to the general public (including physicians and other health professionals); (ii) sponsorship by third-parties of I-trax's and MyFamilyMD's products and web sites; (iii) advertising; (iv) sales of eImmune; and (v) fifty percent (50%) of sales of any other product that incorporates a MedWizard.

         "Consumer Revenues Target" has the meaning set forth in Section 3(e)(ii)(A) below.

         "Contributing Stockholders" has the meaning set forth in Section 2(c) below.

         "Contribution" means the exchange of all of the outstanding MyFamilyMD Interests by the Members for the Consideration Shares.

         "Controlled Group" means a controlled group within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 6 below.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with Member for purposes of Code Section 414.

         "Escrow Agent" means a financial institution, reasonably acceptable to each of the Parties, which will be designated by the Parties ten (10) days prior to the Closing Date.

         "Escrow Agreement" means the Escrow Agreement in the form attached hereto as Exhibit C, with such changes as may be requested by the Escrow Agent and accepted by the Parties.

         "Escrowed Shares" has the meaning set forth in Section 3(b) below.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Financial Statements" has the meaning set forth in Section 6(g) below.

         "Forfeitable Shares" has the meaning set forth in Section 3(b) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Holding Company" has the meaning set forth in the preface above.

         "Initial Product Year" has the meaning set forth in Section 3(e)(ii)(A) below.

         "Indemnification Shares" shall equal to an aggregate of Three Million Four Hundred Eighteen Thousand (3,418,000) shares of the aggregate Consideration Shares.

         "Indemnified Party" has the meaning set forth in Section 10(d)(i) below.

         "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

         "Interests" has the meaning set forth in the preface above.

         "I-trax" has the meaning set forth in the preface above.

         "I-trax Contributing Stockholders" has the meaning set forth in Section 2(c) below.

         "I-trax Material Adverse Effect" means an adverse effect on: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of either I-trax or the Holding Company, which would have an economic impact of more than Ten Thousand Dollars ($10,000); or (ii) the ability of I-trax or the Holding Company to perform their respective obligations under this Agreement and each other agreement contemplated by this Agreement.

         "I-trax Threshold Amount" has the meaning set forth in Section 10(h)(ii) below.

         "Key Members" shall mean each of Stuart Ditchek and A. David Fishman.

         "Knowledge" means, as to MyFamilyMD, the actual knowledge or the knowledge which would be obtained after reasonable investigation, of the Key Members and, for purposes hereof, the actual knowledge of the following person shall be imputed to MyFamilyMD: Shikha M. Sethi and means, as to I-trax, the actual knowledge, or the knowledge which would be obtained after reasonable investigation, of Frank A. Martin and Yuri Rozenfeld.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MedWizard Launch Date" means the date on which MyFamilyMD shall make available for use by the general public through its web site at www.MyFamilyMD.com a suite of products, which shall include: (i) twenty (20) MedWizards that utilize an aggregate of 200 fields in the Medicive database;

(ii) individualized content management for each registered user of any MedWizards including, individualized delivery of articles, advertisements and/or webcasts; (iii) messaging; and (iv) industry standard security protocol.

         "Member" has the meaning set forth in the preface above.

         "Membership Percentage" has the meaning set forth in Section 2(b) below.

         "Merger" has the meaning set forth in the preface above.

         "Merger Agreement" has the meaning set forth in the preface above.

         "Most Recent Balance Sheet" means the balance sheet contained within the Financial Statements. "Most Recent Fiscal Month End" has the meaning set forth in Section 6(g) below.

         "Most Recent Audited Period" has the meaning set forth in Section 6(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "MyFamilyMD" has the meaning set forth in the preface above.

         "MyFamilyMD Interest" means any membership interest in MyFamilyMD.

         "MyFamilyMD Material Adverse Effect" means an adverse effect on: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of either MyFamilyMD or its Subsidiaries, which would have an economic impact of more than Ten Thousand Dollars ($10,000); or (ii) the ability of the Members or MyFamilyMD to perform their respective obligations under this Agreement and each other agreement contemplated by this Agreement.

         "MyFamilyMD Threshold Amount" has the meaning set forth in Section 10(h)(i) below.

         "NYSE" means the New York Stock Exchange.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Plan" has the meaning set forth in Section 3(3) of ERISA.

         "Process Agent" has the meaning set forth in Section 13(p) below.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Public Reports" has the meaning set forth in Section 5(d) below.

         "Registration Statement" means a registration statement under the Securities Act on Form S-4 promulgated thereunder relating to the offering and issuance of shares of common stock, par value $0.001 per share, of the Holding Company in the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Share" means any share of common stock, par value $0.001 per share, of I-trax prior to the Merger and any share of common stock, par value $0.001 per share, of the Holding Company after the Merger.

         "Side Letter" has the meaning set forth in Section 9(a)(iv) below.

         "Subsidiary" means any business entity with respect to which a specified Person (or a Subsidiary thereof) owns more than 50% of the fair market value of the equity interests or has the power to vote or direct the voting of sufficient voting interests to elect a majority of the directors or managers.

         "System" means any combination of (i) software, including operating systems, bridgeware, firmware, middleware or utilities, owned, developed licensed by or to or used or sold by the MyFamilyMD, (ii) hardware such as mainframes, midrange computers, personal computers, notebooks, serves, printers, modems, drives, peripherals, or components thereof, (iii) databases, including information recorded, stored, transmitted and retrieved electronically, or (iv) any embedded control such as a microprocessors, microcontrollers, smart instrumentation or other sensors, drives, monitors, robotic or other devices containing semiconductors, memory circuits, BIOSs, PROMs or other microchips.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 10(d) below.

         "Trading Day" means any day on which securities are traded on the OTC Bulletin Board or any other securities market on which Shares are then being traded.

         "Year 2000 Compliant" means any System which (i) is designed (or has been modified) to be used prior to and after January 1, 2000, (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, reporting, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates, or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, and (iii) will not be adversely affected by the advent of the year 2000 or subsequent years, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

         2. Tax Treatment of the Transaction Contemplated by the Agreement.

             (a) Compliance with the Code and Treasury Regulations. The Parties agree and intend that the Merger and the Contribution shall be treated as part of a single integrated transaction qualifying under Section 351 of the Code, so that the I-trax stockholders and the Members will be treated as a single group in control (as defined in Section 368(c) of the Code) of the Holding Company immediately after the Merger and the Contribution. This Agreement is intended to comply with the requirements of Treasury Regulations Section 1.351-1.

             (b) Federal Income Tax Treatment of Members. The Parties agree and intend that for federal income tax purposes, the Contribution will qualify under
Section 351 of the Code, pursuant to which the Members will not recognize any gain or loss.

             (c) Federal Income Tax Treatment of the I-trax Stockholders. For federal income tax purposes, the Parties agree and intend to treat the Merger as a contribution by the I-trax stockholders of their I-trax shares of common stock, par value $0.001 per share (such stockholders, the "I-trax Contributing Stockholders" and together with the Members, the "Contributing Stockholders"), in exchange for shares of common stock, par value $0.001 per share, of the Holding Company, which qualifies under Section 351 of the Code, pursuant to which the I-trax stockholders will not recognize any gain or loss.

             (d) Federal Income Tax Treatment of the Holding Company. The Holding Company shall not recognize any gain or loss as a result of the Merger and Contribution under Section 362(a) of the Code.

             (e) Obligations of the Holding Company. The Holding Company agrees to file the information required by Treasury Regulations Section 1.351-3 with its Federal income Tax Return for the taxable year in which the contributions by the Contributing Stockholders occur, and the Holding Company agrees to furnish to each Contributing Stockholder the information necessary to enable such Contributing Stockholders to comply with the information reporting requirements of Treasury Regulations Section 1.351-3.

         3. Contribution and Exchange of Shares.

             (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, I-trax agrees to cause the Holding Company to exchange the Consideration Shares with the Members in exchange for all of the outstanding MyFamilyMD Interests.

             (b) Consideration. I-trax agrees to cause the Holding Company to deliver, in exchange for the MyFamilyMD Interests, an aggregate of Four Million Two Hundred Seventy Two Thousand Five Hundred (4,272,500) fully paid and nonassesable Shares (the "Consideration Shares") by delivery to the Members. The Members agree to deposit with the Escrow Agent, at the Closing, (i) an aggregate of One Million Seven Hundred Nine Thousand (1,709,000) Shares (the "Forfeitable Shares"), which Forfeitable Shares shall be forfeited by the Members to the Holding Company in accordance with Section 3(e) below and the terms of the Escrow Agreement, and (ii) an aggregate of Four Hundred Twenty Seven Thousand Two Hundred Fifty (427,250) Shares (the "Escrowed Shares"), to be held by the Escrow Agent in accordance with the Escrow Agreement and the provisions of
Section 3(f) below. The Consideration Shares shall be allocated among the Members in proportion to their respective holdings of MyFamilyMD Interests as set forth in Section 6(b) of the Disclosure Schedule (the "Membership Percentage").

             (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as I-trax and the Members may mutually determine (the "Closing Date").

             (d) Deliveries at the Closing. At the Closing, (i) the Members will deliver to I-trax and the Holding Company the various certificates, instruments, and documents referred to in Section 9(a) below, (ii) I-trax will deliver, or will cause the Holding Company to deliver, to the Members the various certificates, instruments, and documents referred to in Section 9(b) below,
(iii) each of the Members will deliver to the Holding Company an Assignment of Membership Interests in the form attached hereto as Exhibit B representing all of his, her or its MyFamilyMD Interests, (iv) the Holding Company will deliver to each of the Members their Membership Percentage of the Consideration Shares, other than the Forfeitable Shares and the Escrowed Shares and (v) the Members will deposit with the Escrow Agent the Forfeitable Shares and the Escrowed Shares.

             (e) Forfeiture of Forfeitable Shares.

                   (i) Technology Development. An aggregate of Eight Hundred Fifty Four Thousand Five Hundred (854,500) of the Forfeitable Shares shall be released by the Escrow Agent back to the Members, according to their Membership Percentage, on the MedWizard Launch Date; provided, however, that if the MedWizard Launch Date shall not have occurred on or prior to the date which is the first anniversary of the Closing Date, the Members shall forfeit to the Holding Company an aggregate of Eight Hundred Fifty Four Thousand Five Hundred (854,500) of the Forfeitable Shares and such shares shall be released by the Escrow Agent to the Holding Company.

                   (ii) Consumer Revenues.

                        (A) Subject to Section 3(e)(ii)(B) below, an aggregate
             of Eight Hundred Fifty Four Thousand Five Hundred (854,500) of the Forfeitable Shares shall be released back to the Members, within ninety (90) days of the end of the Initial Product Year, if the Holding Company's Consumer Revenues for the period beginning on the MedWizard Launch Date and ending on the date which is the first anniversary of the MedWizard Launch Date (such period, the "Initial Product Year") are equal to at least Eleven Million Dollars ($11,000,000) ("Consumer Revenues Target").

                        (B) To the extent that the actual Consumer Revenues
             during the Initial Product Year are less than the Consumer Revenues Target, then the number of Forfeitable Shares released back to the Members shall be reduced by one Share for every $5.50 that the Holding Company's actual Consumer Revenues are below the Consumer Revenues Target, and each Share that is not so released back to the Members shall be forfeited and released to the Holding Company.

             (f) Escrowed Shares. Pursuant to the terms of the Escrow Agreement and subject to Section 10(f) below, the Escrowed Shares, or such portion thereof as may remain on deposit with the Escrow Agent on December 31, 2001, shall be released back to the Members from escrow on the earlier to occur of (i) April 1, 2002 and (ii) the date on which the Holding Company's independent auditors deliver to the Holding Company its final audited financial statements covering the Holding Company's fiscal year ended December 31, 2001, if no claim is made by I-trax against the Members pursuant to Section 10 below at any time prior to December 31, 2001.

         4. Representations and Warranties of the Members. Each of the Members represents and warrants to I-trax and to the Holding Company, with respect to himself, herself or itself only, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4) except as set forth in Annex I attached hereto.

             (a) Organization of Certain Members. If the Member is a corporation, limited liability company, partnership or other entity, the Member is, as applicable, duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

             (b) Authorization of Transaction. The Member has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms and conditions. The Member need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Member is subject or, if the Member is a corporation, limited liability company or partnership, any provision of, as applicable, its charter, organizational documents or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Member is a party or by which he or it is bound or to which any of his or its assets is subject, excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect.

             (d) Brokers' Fees. The Member has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which I-trax, the Holding Company or MyFamilyMD could become liable or obligated.

             (e) Investment. The Member (i) understands that Consideration Shares have not been, and, except as contemplated by the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring Consideration Shares solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning I-trax and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Consideration Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding Consideration Shares, and (vi) is an Accredited Investor for the reasons set forth on Annex I attached hereto.

             (f) MyFamilyMD Interests. The Member holds of record and owns beneficially the number of MyFamilyMD Interests set forth next to his name in
Section 6(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Member is not a party to any option, warrant, purchase right or other contract or commitment that could require the Member to sell, transfer or otherwise dispose of any membership interest in MyFamilyMD (other than this Agreement). The Member is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any membership interests of MyFamilyMD.

             (g) Liabilities/Assets. The Member does not own or have a Security Interest in any tangible or intangible property or assets, including, without limitation, Intellectual Property, necessary or desirable for the operation of the businesses of MyFamilyMD and its Subsidiaries. Each material detail, including but not limited to, the date, the amount and the purpose, of each advance or payment of cash or other consideration made by the Member (i) to MyFamilyMD and its Subsidiaries, whether on account of such Member's MyFamilyMD Interests, as a loan or otherwise, and (ii) to any third party on behalf or for the benefit of MyFamilyMD and its Subsidiaries, is described on Annex I attached hereto. Other than as disclosed on Annex I attached hereto, there have been no payments of cash or consideration made by the Member to or on behalf of MyFamilyMD and its Subsidiaries.

             (h) Registration Statement, Etc. None of the information supplied or to be supplied by the Members for inclusion or incorporation by reference in
(i) the Registration Statement, and (ii) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

         5. Representations and Warranties of I-trax and the Holding Company. I-trax and the Holding Company represent and warrant, to the Members that the statements contained in this Section 5 are correct and complete with respect as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in Annex II attached hereto.

             (a) Organization.

                   (i) I-trax is a Delaware corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. I-trax is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. I-trax has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. I-trax has delivered to MyFamilyMD complete and correct copies of its charter, bylaws and other organizational documents and all amendments thereto to the date hereof. The minute books (containing, as the case may be, the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate and the stock record of I-trax are correct and complete, except where the failure of such corporate records to be so correct or complete would not, individually or in the aggregate, have an I-trax Material Adverse Effect. I-trax is not in default under or in violation of any provision of its organizational documents, charter or bylaws.

                   (ii) The Holding Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Holding Company has delivered to MyFamilyMD complete and correct copies of its charter, bylaws and other organizational documents and all amendments thereto to the date hereof. The minute books (containing, as the case may be, the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate and the stock record of the Holding Company are correct and complete. The Holding Company is not in default under or in violation of any provision of its organizational documents, charter or bylaws.

             (b) Authorization of Transaction. Each of I-trax and Holding Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of I-trax, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of I-trax and Holding Company, and this Agreement has been duly executed and delivered by I-trax and Holding Company. Other than filings required by the Delaware General Corporation Law and Regulation D under the Securities Act and the filing of the Registration Statement, none of I-trax or the Holding Company need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

             (c) Capitalization.

                   (i) The entire authorized capital stock of I-trax consists of 52,000,000 shares, of which 50,000,000 shares are designated as common stock, par value $0.001 per share ("Common Stock"), of which 18,327,834 shares are issued and outstanding, and 2,000,000 shares are designated as preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. All of the shares of Common Stock to be issued in exchange for Interests at the Closing Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth on Annex II attached hereto, there are no outstanding options, warrants or rights to purchase or acquire from I-trax any capital stock of I-trax, there are no existing registration covenants with I-trax with respect to outstanding shares of Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which I-trax is bound to issue any additional shares of its capital stock or other securities.

                   (ii) As of the date hereof, the authorized capital stock of the Holding Company consists of 52,000,000 shares, of which 50,000,000 shares are designated as common stock, par value $.001 per share, of which 100 shares are issued and outstanding and owned by I-trax, and 2,000,000 shares are designated as preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the outstanding shares common stock, par value $0.001 per share, of the Holding Company are duly authorized, validly issues, fully paid and nonassessable and not subject to any preemptive rights.

             (d) Filings with the SEC. I-trax has made all filings with the SEC that it has been required to make since January 1, 2000 under the Securities Act and the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. I-trax has delivered to the Members a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date). The financial statements of I-trax included in the Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or in the case of unedited financial statements, as permitted by Form 10-QSB of the SEC), present fairly the financial condition of I-trax for such periods, are correct and complete, and are consistent with the books and records of I-trax.

             (e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which I-trax is subject or any provision of its Certificate of Incorporation or Amended and Restated Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which I-trax is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have an I-trax Material Adverse Effect.

             (f) Brokers' Fees. I-trax has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Member could become liable or obligated.

             (g) Investment. I-trax is not acquiring MyFamilyMD Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

             (h) Tax Matters.

                   (i) Each of I-trax and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of I-trax and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of I-trax and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an Authority in a jurisdiction where any of I-trax and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of I-trax and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (ii) Each of I-trax and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                   (iii) No manager, director or officer (or employee responsible for Tax matters) of any of I-trax and its Subsidiaries has been informed formally or informally or has any reason to believe any Authority may assess additional Taxes for any period for which Tax Returns have been filed or is aware of any state of facts which could give rise to any claim, audit, action, suit, proceeding, or investigation which respect to any Tax for which I-trax and its Subsidiaries could be liable. Annex II lists all federal, state, local, and foreign income Tax Returns filed with respect to any of I-trax and its Subsidiaries for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. I-trax has delivered to the Members correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of I-trax and its Subsidiaries for calendar year 1996 through the Closing Date.

                   (iv) None of I-trax and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                   (v) None of I-trax and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of I-trax and its Subsidiaries has any Liability for the Taxes of any Person (other than any of I-trax and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                   (vi) The unpaid Taxes of I-trax and its Subsidiaries (A) did not, as of the fiscal quarter ended June 30, 2000, exceed the reserve for Tax Liability of I-trax and its Subsidiaries set forth on the face of the most recent balance sheet (rather than in any notes thereto) and
         (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of I-trax and its Subsidiaries in filing their Tax Returns.

                   (vii) The Holding Company is not an investment company within the meaning of Code Section 351(e) and Treasury Regulations promulgated thereunder.

             (i) Absence of Certain Changes or Events. Except as disclosed in the Public Reports, since January 1, 2000, there has not been any change, event, condition (financial or otherwise) or state of circumstances or facts in the business, financial condition or results of operations of I-trax which has had or could reasonably be expected to have an I-trax Material Adverse Effect; provided, however, that the following shall be excluded from the definition of I-trax Material Adverse Effect and from the determination of whether such I-trax Material Adverse Effect has occurred for purposes of this Section 5(i): the effects of conditions or events that (i) result from general economic conditions including changes in interest rates or stock market conditions in the United States or (ii) result from the announcement of the transactions contemplated by this Agreement.

             (j) Registration Statement, Etc. None of the information supplied or to be supplied by I-trax for inclusion or incorporation by reference in (i) the Registration Statement, and (ii) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that I-trax is responsible for filing with the SEC and any other regulatory agency in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by I-trax with respect to statements made therein based on information supplied by the Members or MyFamilyMD or with respect to information concerning MyFamilyMD which is incorporated by reference in the Registration Statement.

         6. Representations and Warranties Concerning MyFamilyMD and Its Subsidiaries. The Members and MyFamilyMD, jointly and severally, represent and warrant to I-trax that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6) except as set forth in the disclosure schedules delivered by the Members and MyFamilyMD to I-trax on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 6.

             (a) Organization, Qualification, and Corporate Power. Each of MyFamilyMD and its Subsidiaries is a corporation, limited liability company or partnership, as applicable, duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of MyFamilyMD and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of MyFamilyMD and its Subsidiaries has full corporate, limited liability company or partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule lists, as the case may be, the directors, managers and officers of each of MyFamilyMD and its Subsidiaries. The Members have delivered to I-trax correct and complete copies, as applicable, of the organizational documents, charter and bylaws of each of

MyFamilyMD and its Subsidiaries (as amended to date). The minute books (containing, as the case may be, the records of meetings of the stockholders, members, the board of directors, managers, the board or managers, and any committees of the board of directors or the board of managers), the stock certificate or membership interest books, and the stock record or membership interest books of each of MyFamilyMD and its Subsidiaries are correct and complete. None of MyFamilyMD and its Subsidiaries is in default under or in violation of any provision of its, as applicable, organizational documents, charter or bylaws.

             (b) Capitalization. The entire authorized membership interests of MyFamilyMD consists of 25,000,000 MyFamilyMD Interests, all of which MyFamilyMD Interests are issued and outstanding and none of which MyFamilyMD Interests are held in treasury. All of the issued and outstanding MyFamilyMD Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Members as set forth in Section 6(b) of the Disclosure Schedule. Except as set forth in Section 6(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MyFamilyMD to issue, sell, or otherwise cause to become outstanding any of its equity interests. Except as set forth in Section 6(b) of the Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, or similar rights with respect to MyFamilyMD. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of MyFamilyMD.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of MyFamilyMD and its Subsidiaries is subject or any provision of, as applicable, the organizational documents, the charter or bylaws of any of MyFamilyMD and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of MyFamilyMD and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. None of MyFamilyMD and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

             (d) Brokers' Fees. None of MyFamilyMD and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

             (e) Title to Assets. Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, MyFamilyMD and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except where failure to have such marketable title or valid leasehold interest, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect.

             (f) Subsidiaries. Section 6(f) of the Disclosure Schedule sets forth for each Subsidiary of MyFamilyMD (i) its name and jurisdiction of incorporation or formation, (ii) the number of shares or of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of MyFamilyMD have been duly authorized and are validly issued, fully paid, and nonassessable. MyFamilyMD holds of record and owns beneficially all of the outstanding shares of each Subsidiary of MyFamilyMD, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of MyFamilyMD and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of MyFamilyMD to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of MyFamilyMD. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of MyFamilyMD. None of MyFamilyMD and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of MyFamilyMD.

             (g) Financial Statements. Attached to Section 6(g) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): audited balance sheets of MyFamilyMD as of August 31, 2000, and the related statements of operations and members' equity and cash flows for the period from inception, January 18, 2000, through August 31, 2000 ("Most Recent Audited Period" and the month ended August 31, 2000, the "Most Recent Fiscal Month End") for MyFamilyMD. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MyFamilyMD as of such dates and the results of operations of MyFamilyMD for such periods, are correct and complete, and are consistent with the books and records of MyFamilyMD (which books and records are correct and complete).

             (h) Events Subsequent to Most Recent Audited Period. Since the Most Recent Audited Period, there has not been any event that may be deemed to have a MyFamilyMD Material Adverse Effect. Without limiting the generality of the foregoing, unless disclosed in Section 6(h) of the Disclosure Schedule, since that date:

                   (i) none of MyFamilyMD and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible;

                   (ii) none of MyFamilyMD and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $2,000 or outside the Ordinary Course of Business;

                   (iii) no party (including any of MyFamilyMD and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $2,000 to which any of MyFamilyMD and its Subsidiaries is a party or by which any of them is bound;

                   (iv) none of MyFamilyMD and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                   (v) none of MyFamilyMD and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $2,000 or outside the Ordinary Course of Business;

                   (vi) none of MyFamilyMD and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $2,000 or outside the Ordinary Course of Business;

                   (vii) none of MyFamilyMD and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $1,000 singly or $3,000 in the aggregate;

                   (viii) none of MyFamilyMD and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                   (ix) none of MyFamilyMD and its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $2,000 or outside the Ordinary Course of Business;

                   (x) none of MyFamilyMD and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                   (xi) there has been no change made or authorized in the organizational documents, charter or bylaws, as applicable, of any of MyFamilyMD and its Subsidiaries;

                   (xii) none of MyFamilyMD and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or membership interests;

                   (xiii) none of MyFamilyMD and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or membership interests;

                   (xiv) none of MyFamilyMD and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                   (xv) none of MyFamilyMD and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, managers, officers, and employees;

                   (xvi) none of MyFamilyMD and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                   (xvii) none of MyFamilyMD and its Subsidiaries has granted any increase in the base compensation or made any other change in employment terms of any of its directors, managers, officers, and employees;

                   (xviii) none of MyFamilyMD and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                   (xix) none of MyFamilyMD and its Subsidiaries has made or pledged to make any charitable or other capital contribution;

                   (xx) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of MyFamilyMD and its Subsidiaries, which would have an economic impact of more than $5,000; and

                   (xxi) none of MyFamilyMD and its Subsidiaries has committed to any of the foregoing.

             (i) Undisclosed Liabilities. None of MyFamilyMD and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and
(iii) Liabilities which, individually or in the aggregate, would not constitute a MyFamilyMD Material Adverse Effect.

             (j) Legal Compliance. Each of MyFamilyMD, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except where failure to comply with such laws would not, individually or in the aggregate, have a MyFamilyMD Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

             (k) Tax Matters.

                   (i) Each of MyFamilyMD and its Subsidiaries has been treated as a partnership for Tax purposes and not as a corporation for the purpose of any Tax applicable to business entities since the date of its formation and has never made an election to be taxed as a corporation. Each of MyFamilyMD and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of MyFamilyMD and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of MyFamilyMD and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an Authority in a jurisdiction where any of MyFamilyMD and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of MyFamilyMD and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (ii) Each of MyFamilyMD and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                   (iii) No Member, manager, director or officer (or employee responsible for Tax matters) of any of MyFamilyMD and its Subsidiaries has been informed formally or informally or has any reason to believe any Authority may assess additional Taxes for any period for which Tax Returns have been filed or is aware of any state of facts which could give rise to any claim, audit, action, suit, proceeding, or investigation which respect to any Tax for which MyFamilyMD and its Subsidiaries could be liable. Section 6(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of MyFamilyMD and its Subsidiaries for taxable periods ended on or after their respective dates of formation, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. MyFamilyMD has delivered to I-trax correct and complete copies of all of its federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of MyFamilyMD and its Subsidiaries since their respective dates of formation.

                   (iv) None of MyFamilyMD and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                   (v) None of MyFamilyMD and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of MyFamilyMD and its Subsidiaries has any Liability for the Taxes of any Person (other than any of MyFamilyMD and its Subsidiaries) under Treasury Regulation
         Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                   (vi) The unpaid Taxes of MyFamilyMD and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability of MyFamilyMD and its Subsidiaries set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
         (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MyFamilyMD and its Subsidiaries in filing their Tax Returns.

             (l) Real Property.

                   (i) None of MyFamilyMD and its Subsidiaries owns any real property.

                   (ii) Section 6(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of MyFamilyMD and its Subsidiaries. The Members have delivered to I-trax correct and complete copies of the leases and subleases listed in
         Section 6(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5(l)(ii) of the Disclosure Schedule: (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect; (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (D) no party to the lease or sublease has repudiated any provision thereof; (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease; (G) none of MyFamilyMD and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and (H) to the Knowledge of MyFamilyMD, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

             (m) Intellectual Property. Section 6(m) of the Disclosure Schedule lists all registrations and applications for patents, trademarks and copyrights by MyFamilyMD and all Universal Resource Locators material to the conduct of the business of MyFamilyMD and its Subsidiaries as now conducted. Each of MyFamilyMD and its Subsidiaries has all right, title and interest in, or a valid and binding license to use, the Intellectual Property necessary or required to conduct the business of MyFamilyMD and its Subsidiaries as now conducted. MyFamilyMD is not in default (nor would it be in default but for the giving of notice or lapse of time or both) under any license to use such Intellectual

Property and, to the Knowledge of MyFamilyMD, there is no threatened dispute or disagreement with respect to any such license except for such defaults, disputes and disagreements which, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. To the Knowledge of MyFamilyMD, such Intellectual Property is not being infringed or misappropriated by any third party and no such claims have been brought against any third party. To the Knowledge of MyFamilyMD, MyFamilyMD is not infringing any Intellectual Property of any third party and no litigation is pending and no notice or other claim in writing has been received by MyFamilyMD alleging any such infringement, except for such infringements which, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. To the Knowledge of MyFamilyMD, there are no claims against MyFamilyMD asserting the invalidity, misuse or unenforceability of any Intellectual Property, except for such claims which individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. To the Knowledge of MyFamilyMD, none of the present or former executive officers or employees of MyFamilyMD or its Subsidiaries has any claims whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Intellectual Property of MyFamilyMD and its Subsidiaries. To the Knowledge of MyFamilyMD, none of the present or former executive officers or employees of MyFamilyMD precluded by an agreement from engaging in the business of MyFamilyMD and its Subsidiaries as now conducted.

             (n) Tangible Assets. MyFamilyMD and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted except where failure to own or lease such assets, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used except where such defects would not, individually or in the aggregate, have a MyFamilyMD Material Adverse Effect.

             (o) Contracts. Except as executed in contemplation of the transactions contemplated herein, Section 6(o) of the Disclosure Schedule lists the following contracts and other agreements to which any of MyFamilyMD and its Subsidiaries is a party:

                   (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $2,000 per annum;

                   (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of MyFamilyMD and its Subsidiaries, or involve consideration in excess of $2,000;

                   (iii) any agreement concerning a partnership or joint venture;

                   (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $2,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                   (v) any agreement concerning confidentiality or noncompetition;

                   (vi) any agreement with any of the Members and their Affiliates (other than MyFamilyMD and its Subsidiaries);

                   (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                   (viii) any collective bargaining agreement;

                   (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $2,000 or providing severance benefits;

                   (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xi) any agreement under which the consequences of a default or termination could have a MyFamilyMD Material Adverse Effect; or

                   (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $2,000.

The Members have delivered to I-trax a correct and complete copy of each written agreement listed in Section 6(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 6(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

             (p) Notes and Accounts Receivable. All notes and accounts receivable of MyFamilyMD and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MyFamilyMD and its Subsidiaries, except where the validity and collection of such accounts receivables and any failure to properly record such notes and accounts receivables would not, individually or in the aggregate, have a MyFamilyMD Material Adverse Effect.

             (q) Insurance.

                   (i) Section 6(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of MyFamilyMD and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage: (A) the name of the insurer, the name of the policyholder, and the name of each covered insured; (B) the policy number and the period of coverage; (C) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (D) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                   (ii) With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of MyFamilyMD and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of MyFamilyMD and its Subsidiaries has been covered during the period of its existence by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 6(q) of the Disclosure Schedule describes any self-insurance arrangements affecting any of MyFamilyMD and its Subsidiaries.

             (r) Litigation. Section 6(r) of the Disclosure Schedule sets forth each instance in which any of MyFamilyMD, its Subsidiaries or any of their directors, managers or officers in their capacity as such (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of MyFamilyMD, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Section 6(r) of the Disclosure Schedule could result in a MyFamilyMD Material Adverse Effect. None of the Members and the directors and officers (and employees with responsibility for litigation matters) of MyFamilyMD and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of MyFamilyMD and its Subsidiaries.

             (s) Employees. Section 6(s) of the Disclosure Schedule lists each employee of MyFamilyMD and its Subsidiaries as of August 16, 2000, such employee's annual base salary as of such date and such employee's expected base salary for the next calendar year. To the Knowledge of MyFamilyMD and other than as disclosed in Section 6(s) of the Disclosure Schedule, as of August 16, 2000, no executive, key employee, or group of employees had any plans to terminate employment with any of MyFamilyMD and its Subsidiaries. None of MyFamilyMD and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of MyFamilyMD and its Subsidiaries has committed any unfair labor practice. MyFamilyMD has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of MyFamilyMD and its Subsidiaries, if any.

             (t) Employee Benefits. Except as disclosed in Section 6(t) of the Disclosure Schedule, none of MyFamilyMD, its Subsidiaries or any member of a Controlled Group of employers that includes MyFamilyMD or its Subsidiaries (collectively, the "Company Group"), maintains any Plan or any other severance, bonus, stock option, stock appreciation, stock purchase, restricted stock, retirement, insurance, profit sharing, deferred compensation, change of control, incentive or fringe benefit plan, agreement or arrangement, whether written or unwritten, providing benefits for employees or former employees of the Company or members of the Company Group (including such arrangements contained within the provisions of an individual employment or consulting agreement). No member of the Company Group now maintains or has ever maintained an Employee Pension Benefit Plan which is a "defined benefit" or other plan subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, or which is subject to Title IV of ERISA. No member of the Company Group is now or has ever been obligated to contribute to a Multiemployer Plan. None of the plans, agreements or arrangements listed on in Section 6(t) of the Disclosure Schedule is an Employee Welfare Benefit Plan which provides for benefits or coverage for any former or retired employees or their dependents, except to the extent required by Section 4980B of the Code or Section 601 et. seq. of ERISA. Each plan, agreement or arrangement listed on Section 6(t) of the Disclosure Schedule has at all times been maintained and administered in all material respects in accordance with its terms and the applicable requirements of the Code and ERISA, including the reporting, disclosure and fiduciary responsibility requirements thereof. MyFamilyMD has delivered to I-trax true and complete copies of all plan documents and summary plan descriptions of the plans, agreements or arrangements listed Section 6(t) of the Disclosure Schedule. MyFamilyMD has also delivered to I-trax true and complete copies of the IRS Form 5500 filed in the most recent year with respect to any such plan, agreement or arrangement, including all schedules thereto.

             (u) Guaranties. None of MyFamilyMD and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

             (v) Environmental, Health, and Safety Matters. Each of MyFamilyMD, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, each of MyFamilyMD, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where such compliance, individually or in the aggregate, would not have a MyFamilyMD Material Adverse Effect. Neither MyFamilyMD, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of

Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

             (w) Certain Business Relationships with MyFamilyMD and Its Subsidiaries. None of the Members and their Affiliates has been involved in any business arrangement or relationship with any of MyFamilyMD and its Subsidiaries within the past 12 months, and none of the Members and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of MyFamilyMD and its Subsidiaries.

             (x) Disclosure. None of the representations and warranties contained in this Section 6, any other portion of this Agreement, the Exhibits, Annexes and Schedules to this Agreement or any report, certificate or instrument furnished to I-trax or its representatives in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading. The prospective financial information relating to the operations of MyFamilyMD and its Subsidiaries delivered to I-trax, represents a good faith estimate of the most likely expected operating results for MyFamilyMD and its Subsidiaries during the period covered by such financial information. To the Knowledge of MyFamilyMD, there is no information or fact that has or would have a MyFamilyMD Material Adverse Effect that has not been disclosed to I-trax either verbally or in writing.

             (y) Status of Officers and Directors. None of the executive officers, managers or directors of MyFamilyMD and its Subsidiaries has been involved in legal proceedings that would currently require disclosure in any registration statement covering MyFamilyMD's securities under Section 401(f) of Regulation S-K under the Securities Act with respect to each executive officer, manager or director of MyFamilyMD and its Subsidiaries, if such registration statement were to be filed on the date hereof.

             (z) Year 2000 Compliance. To the Knowledge of MyFamilyMD, each System that constitutes any part of, or is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of the MyFamilyMD or that is being sold to, or used or licensed by, MyFamilyMD's clients and customers is Year 2000 Compliant.

         7. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

             (a) General. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

             (b) Notices and Consents. The Members will cause each of MyFamilyMD and its Subsidiaries to give any notices to third parties, and will cause each of MyFamilyMD and its Subsidiaries to use its reasonable best efforts to obtain any third party consents, that I-trax reasonably may request in connection with the matters referred to in Section 6(c) above. Each of the Parties will (and the

Members will cause each of MyFamilyMD and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(b), Section 5(b), and
Section 6(c) above.

             (c) Operation of Business. The Parties will not cause or engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing,
(i) the Parties will not: (A) declare, set aside, or pay any dividend or make any distribution with respect to their respective membership interests or shares of capital stock or redeem, purchase, or otherwise acquire any of their membership interests membership interests or stock; provided; however; I-trax may redeem its Shares if its board of directors deems such redemption to be advisable; and (ii) the MyFamilyMD will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 6(h) above without the prior written consent of I-trax, which consent will not be unreasonably withheld.

             (d) Preservation of Business. The Parties will keep the business and properties of I-trax and MyFamilyMD and its Subsidiaries substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and customers. Furthermore, and without limiting the generality of the foregoing, MyFamilyMD and its Subsidiaries shall take all steps necessary and appropriate to preserve and maintain their right, title and interest in, or a valid and binding license to use, the Intellectual Property necessary or required to conduct the business of MyFamilyMD and its Subsidiaries as now conducted.

             (e) Full Access. Each Party will permit, representatives of other Parties requesting information to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the disclosing Party, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the disclosing Party.

             (f) Notice of Developments. The Members will give prompt written notice to I-trax of any adverse development causing a breach of any of the representations and warranties in Section 6 above. Each Party will give prompt written notice to the others of any adverse development causing a breach of any of his, her or its own representations and warranties in Sections 4 and 5 above. No disclosure by any Party pursuant to this Section 7(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

             (g) Exclusivity. None of the Parties will: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interest or other interests or voting securities, or any substantial portion of the assets, of any of MyFamilyMD, I-trax or the Holding Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Members will vote their MyFamilyMD Interests in favor of any such acquisition structured as a merger, consolidation, or share exchange and I-trax shall not permit the Holding Company to vote in favor of such an acquisition and shall not recommend such an acquisition to its stockholders. Notwithstanding the limitations set forth in this Section 7(g), I-trax and the Holding Company may engage in any of the actions and activities contemplated by this Section 7(g) if such actions and activities will not impair the ability of I-trax and the Holding Company to consummate the Merger and the Contribution. Each Party will notify the other Party immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

             (h) Registration Statement. If the Parties determine that a Registration Statement is required by the Securities Act and the regulations promulgated thereunder, I-trax and the Holding Company will prepare and file with the SEC the Registration Statement promptly after the execution of this Agreement and the Holding Company Merger Agreement. Each of I-trax and the Holding Company will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Members and MyFamilyMD will provide I-trax and the Holding Company, with whatever information and assistance in connection with the foregoing filings that I-trax and the Holding Company reasonably may request. The Members and MyFamilyMD will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the maters contemplated by the Registration Statement.

         8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

             (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties and the Holding Company will take such further action (including the execution and delivery of such further instruments and documents) as any other Party or the Holding Company reasonably may request, all at the sole cost and expense of the requesting Party or the Holding Company (unless the requesting Party or the Holding Company is entitled to indemnification therefor under Section 10 below). The Members acknowledge and agree that from and after the Closing, I-trax and the Holding Company will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to MyFamilyMD and its Subsidiaries provided, that, the Members will be provided reasonable access to such documents, books and records of MyFamilyMD at reasonable times and in a manner so as not to interfere with the normal business operations of I-trax.

             (b) Litigation Support. In the event and for so long as any Party or the Holding Company actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of MyFamilyMD and its Subsidiaries, each of the other Parties and the Holding Company will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party or the Holding Company (unless the contesting or defending Party or the Holding Company is entitled to indemnification therefor under Section 9 below).

             (c) Transition. None of the Members will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of MyFamilyMD and its Subsidiaries from maintaining the same business relationships with MyFamilyMD and its Subsidiaries after the Closing as it maintained with MyFamilyMD and its Subsidiaries prior to the Closing. Each of the Members will refer all customer inquiries relating to the businesses of MyFamilyMD and its Subsidiaries to I-trax or the Holding Company from and after the Closing.

             (d) Confidentiality. Each of the Members will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to I-trax or destroy, at the request and option of I-trax, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Members is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Member will notify I-trax promptly of the request or requirement so that I-trax may seek an appropriate protective order or waive compliance with the provisions of this
Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Members is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Member may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Member shall use his, her or its reasonable best efforts to obtain, at the reasonable request of I-trax or the Holding Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as I-trax shall designate; provided, that, I-trax shall reimburse such Member for all costs incurred obtaining such protection. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or becomes available to the public pursuant to actions taken by I-trax.

             (e) Covenant Not to Compete.

                   (i) In order to induce I-trax to enter into this Agreement and to consummate the transactions contemplated hereby and in addition and without prejudice to any other non-competition, non-solicitation and/or similar covenant to which any Member may be subject to from time to time, for a period of five (5) years from and after the Closing Date, none of the Members and their Affiliates (other than in conjunction with I-trax) shall, directly or indirectly, including through an Affiliate: (A) engage in any business that any of MyFamilyMD and its Subsidiaries conducts as of the Closing Date (the "Business");
         (B) recruit, solicit or induce, or attempt to induce any employee of, or independent contractor to, MyFamilyMD, I-trax or the Holding Company to terminate their employment with, or otherwise cease their relationship with, MyFamilyMD, I-trax or the Holding Company; (C) solicit, direct, take away or attempt to direct or take away, from

         MyFamilyMD, I-trax, the Holding Company or their Affiliates any of the business or patronage of any of their respective customers, clients, accounts, vendors or suppliers and none of the Members and their Affiliates shall assist any other Person to do so, or be a proprietor, equity holder, investor, lender, partner, director, officer, employee, consultant or representative of any Person who does attempt to do so and (D) publicly disparage, deprecate or make any untrue negative comment with respect to any other Party or the Holding Company or any of their Subsidiaries or their respective businesses, operations or properties.

                   (ii) For purposes of Section 8(e)(i) above, the following shall be deemed not engaging in the Business: (A) ownership of an interest of less than 1% as a passive investor in companies with securities traded either on the NYSE, the AMEX, the Nasdaq National Market, the Nasdaq SmallCap Market or quoted on the OTC Bulletin Board;
         (B) ownership of an interest of less than 5% as a passive investor in companies with securities not traded either on the NYSE, the AMEX, the Nasdaq National Market, the Nasdaq SmallCap Market or quoted on the OTC Bulletin Board if such interest was acquired while the subject companies were not engaged in the Business; and (C) the drafting and/or publishing of books, articles, or reports by Stuart Ditchek on matters relating to medical issues.

                   (iii) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             (f) Consideration Shares. Each Consideration Share will be imprinted with a legend substantially in the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. Said shares cannot be sold, transferred, disposed of, pledged or hypothecated in any manner whatsoever in the absence of an effective registration statement for the shares under said Act, or in the opinion reasonably satisfactory to the Company in form and of counsel, an exemption from the registration requirements is in fact applicable to said shares.

             (g) Technology Development. I-trax shall, and shall cause the Holding Company to, use reasonable commercial efforts to develop twenty (20) MedWizards in accordance with the technical specifications agreed upon by the Parties; provided, however, that in no event shall I-trax be required to spend more than $1,500,000 on such development.

         9. Conditions to Obligation to Close.

             (a) Conditions to Obligation of I-trax and the Holding Company. The obligation of I-trax and the Holding Company to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in Section 4 and Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                   (ii) the Members shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                   (iii) MyFamilyMD and its Subsidiaries shall have procured all of the third party consents specified in Section 7(b) above;

                   (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Holding Company to own MyFamilyMD Interests and to control MyFamilyMD and its Subsidiaries, or (D) be deemed a Material Adverse Event;

                   (v) the Members shall have delivered to I-trax a certificate to the effect that each of the conditions specified above in Section 9(a)(i)-(iv) is satisfied in all respects;

                   (vi) the Merger shall have been effected pursuant to the Merger Agreement;

                   (vii) the Holding Company and Shikha M. Sethi shall have entered into an Employment Agreement in the form attached hereto as Exhibit D;

                   (viii) I-trax and the Holding Company shall have received from counsel to the Members an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to I-trax and the Holding Company, and dated as of the Closing Date;

                   (ix) the Holding Company and the Members shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit G;

                   (x) the Holding Company shall have received the resignations, effective as of the Closing, of each director, manager and officer of MyFamilyMD and its Subsidiaries other than those whom I-trax shall have specified in writing at least five (5) business days prior to the Closing;

                   (xi) all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MyFamilyMD to issue, sell, or otherwise cause to become outstanding any of its equity interests identified in Section 6(b) of the Disclosure Schedule shall have been exercised or terminated and cancelled;

                   (xii) all outstanding or authorized equity appreciation, phantom stock, profit participation, or similar rights with respect to MyFamilyMD identified in Section 6(b) of the Disclosure Schedule shall have been terminated and cancelled;

                   (xiii) the Holding Company shall have received a statement from MyFamilyMD in form satisfactory to Holding Company, signed by the Members under penalties of perjury no earlier than 30 days before the Closing Date, certifying (A) that fifty percent (50%) or more of the value of the gross assets of MyFamilyMD does not consist of "U.S. real property interests" (as defined in Section 897(c) of the Code, hereinafter "USRPI") and (B) that ninety percent (90%) or more of the value of the gross assets of MyFamilyMD does not consist of USRPI, cash and cash equivalents;

                   (xiv) the Registration Statement shall have been declared effective by the SEC;

                   (xv) the Members shall have complied with their obligations under Paragraphs 1, 5 and 6 of that certain side letter agreement entered into as of the date hereof (the "Side Letter") by and among the Members, MyFamilyMD and I-trax; and

                   (xvi) all actions to be taken by the Members in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to I-trax and the Holding Company.

I-trax and/or the Holding Company may waive any condition specified in this
Section 9(a) if it executes a writing so stating at or prior to the Closing.

             (b) Conditions to Obligation of the Members. The obligation of the Members to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                   (ii) I-trax and/or the Holding Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                   (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                   (iv) I-trax and/or the Holding Company shall have delivered to the Members a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-(iii) is satisfied in all respects;

                   (v) the Merger shall have been effected pursuant to the Merger Agreement;

                   (vi) the Holding Company and Shikha M. Sethi shall have entered into an Employment Agreement in the form attached hereto as Exhibit D;

                   (vii) the Members shall have received from counsel to I-trax an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Members, and dated as of the Closing Date;

                   (viii) the Holding Company and the Members shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit G;

                   (ix) Stuart Ditchek shall have been elected to the Board of Directors of I-trax and the Holding Company;

                   (x) the Registration Statement shall have been declared effective by the SEC;

                   (xi) I-trax shall have complied with its obligations under Paragraphs 2 and 3 of the Side Letter; and

                   (xii) all actions to be taken by I-trax in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Members.

The Members may waive any condition specified in this Section 9(b) if they execute a writing so stating at or prior to the Closing.

         10. Remedies for Breaches of This Agreement.

             (a) Survival of Representations and Warranties. All of the representations and warranties of the Members and MyFamilyMD contained in Sections 6(e)-(j), 6(l), 6(n)-(u) and 6(w)-(z) above shall survive the Closing hereunder (even if I-trax knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Members contained in Sections 6(a)-(d), 6(k), 6(m) and 6(v) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter

(subject to any applicable statutes of limitations). On the Closing Date, all representations and warranties contained in this Agreement and made by the Members and MyFamilyMD will expire as to MyFamilyMD and thereafter will be deemed to have been made exclusively by the Members.

             (b) Indemnification Provisions for Benefit of I-trax and the Holding Company.

                   (i) In the event MyFamilyMD or any of the Members breaches (or in the event any third party alleges facts that, if true, would mean any of the Members has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 10(a) above, provided that I-trax or the Holding Company makes a written claim for indemnification against any of the Members pursuant to Section 13(h) below within such survival period, then each of the Members agrees to indemnify I-trax and the Holding Company from and against the entirety of any Adverse Consequences I-trax or the Holding Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences I-trax or the Holding Company may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, that, the liability of each Member for such breaches (or alleged breaches) by MyFamilyMD and/or the Members shall be limited to the value of Indemnification Shares, which Indemnification Shares shall be valued (x) to the extent any such Indemnification Shares are held of record by the Members, in accordance with the provisions of the last sentence of Section 10(f) below applicable to the Escrowed Shares and (y) to the extent any such Indemnification Shares are no longer held of record by the Members, by determining the average per share proceeds received by the Members for the any disposed Indemnification Shares. In the event that some, but not all, of the Indemnification Shares will be used to satisfy obligations under Section 10(a) herein, the value of each Member's Indemnification Shares shall be reduced by such Member's Membership Percentage; provided, that, the Indemnification Shares attributed to the breaching Member or Members shall first be used, according to such breaching Member or Members' Membership Percentage, to satisfy any claim of I-trax to be satisfied under this Section 10(a)(i) and if that number of Indemnification Shares is not sufficient to satisfy such claim then the Indemnification Shares of the non-breaching Members shall be used, according to the non-breaching Member or Members' Membership Percentage, to satisfy such claim.

                   (ii) Each of the Members agrees to indemnify I-trax and the Holding Company from and against the entirety of any Adverse Consequences I-trax or the Holding Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of MyFamilyMD and its Subsidiaries (x) for any Taxes of MyFamilyMD and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (including any Taxes that would be required to be accrued for as of the Closing Date under GAAP) to the extent such Taxes are not reflected in the reserve for Tax Liability of MyFamilyMD and its Subsidiaries shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MyFamilyMD and its Subsidiaries in filing their Tax Returns and (y) for the unpaid

         Taxes of any Person (other than any of MyFamilyMD and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; provided, that, the Indemnification Shares attributed to the breaching Member or Members shall first be used, according to such breaching Member or Members' Membership Percentage, to satisfy any claim of I-trax to be satisfied under this Section 10(a)(ii) and if that number of Indemnification Shares is not sufficient to satisfy such claim then the Indemnification. Shares of the non-breaching Members shall be used, according to the non-breaching Member or Members' Membership Percentage, to satisfy such claim.

                   (iii) Each Member, severally and in proportion to its interest in MyFamilyMD, agrees to indemnify I-trax for any failure of MyFamilyMD to have insurance covering the risks associated with workers' compensation and employers liability, business personal property, employee dishonesty and business liability, each of which are typically covered by a business owners policy, to the extent and only to the extent that I-trax or the Holding Company suffers any loss that would have been covered by such insurance; provided, that, the liability of the Members under this Section 10(b)(iii) shall be limited to the limits specified in the Commercial Liability Policy, Excess Liability (umbrella form) and the Property Coverage Insurance described in Section 6(q) of the Disclosure Schedule attached hereto, and with regard to (A) employee dishonesty, such liability of the Members shall be limited to $25,000, and (B) workers' compensation and employers liability, such liability of the Members shall be limited to an aggregate limit of $2,000,000, with a limit of $1,000,000 for each accident, disease - policy limit and disease - each employee.

             (c) Indemnification Provisions for Benefit of the Members. In the event I-trax or the Holding Company breaches (or in the event any third party alleges facts that, if true, would mean I-trax or the Holding Company has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 10(a) above, provided that any of the Members makes a written claim for indemnification against I-trax pursuant to Section 13(h) below within such survival period, then I-trax and the Holding Company agrees to indemnify each of the Members from and against the entirety of any Adverse Consequences the Member may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Member may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

             (d) Matters Involving Third Parties.

                   (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party or the Holding Company (the "Indemnifying Party") under this
         Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                   (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                   (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                   (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

             (e) Determination of Adverse Consequences. All indemnification payments under this Section 10 shall be deemed adjustments to purchase price hereunder in the manner described in Section 10(b)(i) above.

             (f) Escrowed Shares. In the event any of the Members has not promptly satisfied a claim of I-trax for indemnification under this Section 10, under any other provision of this Agreement or under the Side Letter with regard to any Adverse Consequences and provided that the Escrowed Shares have not been released to the Members in accordance with Section 3(f) and the Escrow Agreement, I-trax may make a claim against the Escrowed Shares held by the Escrow Agent. Any delivery by the Escrow Agent in response to a request for indemnification by I-trax or the Holding Company shall be deemed in satisfaction of the Members' indemnification obligation under this Section 10, under any other provision of this Agreement or under the Side Letter; provided, that, in the event that some but not all of the Escrow Shares are used to satisfy the obligations under this Section 10(f), such indemnifying Member's Escrow Shares shall be reduced by such indemnifying Member's Membership Percentage, provided, further, that if the number of Escrow Shares comprising such indemnifying Members' Membership Percentage is not sufficient to satisfy the indemnification obligation, the other Members' Escrow Shares shall then be reduced by their Membership Percentages. For purposes of determining the number of Escrowed Shares that shall be released to I-trax or the Holding Company in satisfaction of any Adverse Consequences, each Escrowed Share shall be valued at $2.00; provided, however, that in the event the average daily volume of Shares on the OTC Bulletin Board, or any other national securities exchange or the NYSE, AMEX, the Nasdaq National Market or the Nasdaq SmallCap Market on which Shares may then be traded, for twenty (20) consecutive Trading Days, equals or exceeds 5,000, each Escrowed Share shall then be valued at the average of the Closing Price of Shares during each twenty (20) consecutive Trading Days prior to a claim by I-trax or Holding Company against the Escrowed Shares pursuant to this Section.

             (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to any other Party or the transactions contemplated by this Agreement. Each of the Members hereby agrees that he or it will not make any claim for indemnification against any of MyFamilyMD and its Subsidiaries by reason of the fact that he, she or it was a director, manager, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, member, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by I-trax or the Holding Company against such Member (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

             (h) Baskets.

                   (i) Notwithstanding anything in Section 10(b)(i) above to the contrary, the Members and/or MyFamilyMD shall not have any obligation to indemnify I-trax or the Holding Company from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or any alleged breach) of any representation or warranty contained in Sections 6(a)-(j) and 6(l)-(z) above until I-trax and/or the Holding Company has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (the "MyFamilyMD Threshold Amount") and then only to the extent that I-trax and/or the Holding Company has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of the MyFamilyMD Threshold Amount. Any qualifications and exceptions relating to materiality or

         MyFamilyMD Material Adverse Effect with respect to any representations or warranties in Sections 6(a)-(j) and 6(l)-(z) above shall be disregarded for the purposes of determining whether the Members and/or MyFamilyMD shall have an obligation to indemnify I-trax or the Holding Company pursuant to this Section 10(h)(i) and Section 10(b)(i) above.

                   (ii) Notwithstanding anything in Section 10(c) above to the contrary, I-trax and/or the Holding Company shall not have any obligation to indemnify the Members from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or any alleged breach) of any representation or warranty contained in Sections 5(a)-(g) and 5(i)-(j) above until the Members have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (the "I-trax Threshold Amount") and then only to the extent that the Members have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of the I-trax Threshold Amount. Any qualifications and exceptions relating to materiality or I-trax Material Adverse Effect with respect to any representations or warranties in Sections 5(a)-(g) and 5(i)-(j) above shall be disregarded for the purposes of determining whether I-trax or the Holding Company shall have any obligation to indemnify the Members pursuant to this Section 10(h)(ii) and Section 10(c) above.

         11. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Holding Company and Members for certain tax matters following the Closing Date:

             (a) Tax Returns. The Members shall prepare or cause to be prepared at their own expense and in accordance with the past custom and practice of MyFamilyMD and its Subsidiaries all income Tax Returns of MyFamilyMD and its Subsidiaries for jurisdictions that do not impose Taxes on MyFamilyMD and its Subsidiaries at the business entity level (i.e. those jurisdictions that tax MyFamilyMD and its Subsidiaries as passthrough entities) for Tax periods ending on or prior to the Closing Date ("pre-Closing Periods"), the due date of which Tax Returns is on or after the Closing Date. The items of income, gain, loss, deduction and credit of MyFamilyMD shall be allocated between any pre-Closing Period and any Tax period ending after the Closing Date in accordance with the closing-of-the-books method so long as such method is consistent with the Code and the Treasury Regulations. The Members shall afford the Holding Company a reasonable opportunity to review and comment upon such Tax Returns prior to their filing. The Holding Company shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of MyFamilyMD and its Subsidiaries, the due date of which Tax Returns is after the Closing Date.

             (b) Cooperation on Tax Matters.

                   (i) I-trax, the Holding Company MyFamilyMD and its Subsidiaries and the Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MyFamilyMD and its Subsidiaries and the Members agree (A) to retain all books and records with respect to Tax matters pertinent to MyFamilyMD and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by I-trax, the Holding Company or the Members, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Authority, and
         (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, MyFamilyMD and its Subsidiaries or the Members, as the case may be, shall allow the other party to take possession of such books and records.

                   (ii) I-trax and the Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                   (iii) I-trax and the Members further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 351 of the Code and all Treasury Department Regulations promulgated thereunder.

             (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving MyFamilyMD and its Subsidiaries, if any, shall be terminated as of the Closing Date and, after the Closing Date, MyFamilyMD and its Subsidiaries shall not be bound thereby or have any liability thereunder.

             (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the Members when due, and the Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, I-trax will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         12. Termination.

             (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                   (i) I-trax and the Members may terminate this Agreement by mutual written consent at any time prior to the Closing;

                   (ii) I-trax may terminate this Agreement by giving written notice to the Members at any time prior to the Closing (A) in the event any of the Members has breached any representation, warranty, or covenant contained in this Agreement in any respect, I-trax has notified the Members of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2001 by reason of the failure of any condition precedent under Section 9(a) hereof (unless the failure results primarily from I-trax itself breaching any representation, warranty, or covenant contained in this Agreement); and

                   (iii) the Members may terminate this Agreement by giving written notice to I-trax at any time prior to the Closing (A) in the event I-trax has breached any representation, warranty, or covenant contained in this Agreement in any respect, any of the Members has notified I-trax of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2001 by reason of the failure of any condition precedent under Section 9(b) hereof (unless the failure results primarily from any of the Members themselves breaching any representation, warranty, or covenant contained in this Agreement).

             (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 12(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         13. Miscellaneous.

             (a) Nature of Certain Obligations.

                   (i) The covenants of each of the Members in Section 3(a) above concerning the contribution of his, her or its MyFamilyMD Interests to the Holding Company and the representations and warranties of each of the Members in Section 4 above concerning the transaction are several obligations subject to the limitations on liability set forth in Section 10(b). This means that the particular Member making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 10 above for any Adverse Consequences I-trax or the Holding Company may suffer as a result of any breach thereof.

                   (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Member will be responsible to the extent provided in
         Section 10 above for the entirety of any Adverse Consequences I-trax or the Holding Company may suffer as a result of any breach thereof.

             (b) Press Releases and Public Announcements. None of the Parties shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of I-trax and the Members; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

             (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

             (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

             (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of I-trax and the Members; provided, however, that I-trax may:
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases I-trax nonetheless shall remain responsible for the performance of all of its obligations hereunder); and
(iii) assign any or all of its rights and interests hereunder to any Person with which or into which I-trax may be merged or which may succeed to its assets or business.

             (f) Counterparts. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

             (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Members:

If to Stuart Ditchek:           Stuart Ditchek
                                1834 East 28th Street
                                Brooklyn, NY  11229


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

If to A. David Fishman:                   A. David Fishman
                                          The Aquadome
                                          Eastern Road
                                          P.O. Box N-732
                                          Nassau N.P. Bahamas

If to Granton Marketing Nederland BV:     Granton Marketing Nederland BV
                                          Plesmanstrat 4
                                          Zoetmeer, 2722 NV
                                          The Netherlands
                                          Attention: Colin Gerrard

Copy to:                                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                          125 West 55th Street
                                          New York, NY 10019-5389
                                          Fax No. (212) 424-8500
                                          Attention: Joseph L. Seiler III

If to I-trax or Holding Company:          I-Trax.com, Inc.
                                          One Logan Square
                                          130 N. 18th Street, Suite 2615
                                          Philadelphia, PA 19103
                                          Fax No. (215) 557-7820
                                          Attention: General Counsel

Copy to: Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103
                                          Fax No. (215) 864-8999
                                          Attention: Justin P. Klein, Esquire

If to the Process Agent:                  Corporate Trust Center
                                          1209 Orange Street
                                          Wilmington, DE 19801

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

             (i) Governing Law. This Agreement shall be governed by and construed in accordance with the Delaware General Corporate Law as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware or the Commonwealth of Pennsylvania, as may be required by this Section 13(i).

             (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by I-trax and the Members. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

             (l) Expenses. Each of the Members and I-trax will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Members agree that none of MyFamilyMD and its Subsidiaries has borne or will bear any of the Members' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

             (m) Construction.

         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

             (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

             (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Philadelphia County, Pennsylvania, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Corporation (the "Process Agent") as his, her or its agent to receive on his, her or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 13(h) above or
(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 13(h) above. Nothing in this Section 13(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

I-TRAX, INC.                                    I-TRAX.COM, INC.


By: /s/ Frank A. Martin                         By: /s/ Frank A. Martin
    ---------------------------                     ----------------------------
   Name:                                           Frank A. Martin, Chairman and
   Title:                                          Chief Executive Officer



ISUMMIT PARTNERS, LLC                           STUART DITCHEK


By: /s/ Stuart Ditchek                          /s/ Stuart Ditchek
    ---------------------------                 --------------------------------
   Name:  Stuart Ditchek
   Title: Chairman


GRANTON MARKETING NEDERLAND BV                  A. DAVID FISHMAN


By: /s/ Colin Gerrard                           /s/ A. David Fishman
    ---------------------------                 --------------------------------
   Name:  Colin Gerrard
   Title:





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